SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                              ---------------

                                SCHEDULE 13G
                               (Rule 13d-102)

               INFORMATION TO BE INCLUDED IN STATEMENTS FILED
           PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO 13d-2(b)
                             (Amendment No. 2)


                               Guess ?, Inc.
                              (Name of Issuer)


                                Common Stock
                       (Title of Class of Securities)


                                401617 10 5
                               (CUSIP Number)

                              ---------------





CUSIP No. 401617 10 5                 SCHEDULE 13G

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1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
      Maurice Marciano

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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      Group membership is acknowledged for purposes of          (a) |_|
      making a group filing pursuant to Rule 13d-1(k)(1) only   (b) |X|

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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Republic of France

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    NUMBER OF           5    SOLE VOTING POWER
     SHARES                  14,803,793
  BENEFICIALLY
    OWNED BY            -----------------------------------------------------
      EACH
    REPORTING           6    SHARED VOTING POWER
     PERSON                  1,926,804
      WITH              -----------------------------------------------------

                        7    SOLE DISPOSITIVE POWER
                             14,803,793

                        -----------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
                             1,926,804

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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      16,730,597

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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    |X|

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      39.0%

-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      IN

-----------------------------------------------------------------------------




CUSIP No. 401617 10 5                 SCHEDULE 13G

-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
      Paul Marciano

-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
      Group membership is acknowledged for purposes of          (b) |X|
      making a group filing pursuant to Rule 13d-1(k)(1) only

-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Republic of France

-----------------------------------------------------------------------------

    NUMBER OF           5     SOLE VOTING POWER
     SHARES                   11,643,149
  BENEFICIALLY          -----------------------------------------------------
    OWNED BY
      EACH              6     SHARED VOTING POWER
    REPORTING                 1,534,636
     PERSON             -----------------------------------------------------
      WITH
                        7     SOLE DISPOSITIVE POWER
                              11,643,149

                        -----------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                              1,534,636

-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      13,177,785

-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   |X|

-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      30.7%

-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      IN

-----------------------------------------------------------------------------




CUSIP No. 401617 10 5                 SCHEDULE 13G

-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
      Armand Marciano

-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
      Group membership is acknowledged for purposes of            (b) |X|
      making a group filing pursuant to Rule 13d-1(k)(1) only

-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Republic of France

-----------------------------------------------------------------------------

    NUMBER OF           5     SOLE VOTING POWER
     SHARES                   5,918,437
  BENEFICIALLY          -----------------------------------------------------
    OWNED BY
      EACH              6      SHARED VOTING POWER
    REPORTING                  -0-
     PERSON
      WITH              -----------------------------------------------------
                        7      SOLE DISPOSITIVE POWER
                               5,918,437

                        -----------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-

-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      5,918,437

-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                |X|

-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      13.8%

-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      IN

-----------------------------------------------------------------------------




CUSIP No. 401617 10 5                 SCHEDULE 13G

-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
      Gary W. Hampar

-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) |_|
      Group membership is acknowledged for purposes of         (b) |X|
      making a group filing pursuant to Rule 13d-1(k)(1) only

-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States

-----------------------------------------------------------------------------

    NUMBER OF           5     SOLE VOTING POWER
     SHARES                   -0-
  BENEFICIALLY          -----------------------------------------------------
    OWNED BY
      EACH              6     SHARED VOTING POWER
    REPORTING                 1,534,636
     PERSON             -----------------------------------------------------
      WITH
                        7      SOLE DISPOSITIVE POWER
                               -0-
                        -----------------------------------------------------

                        8      SHARED DISPOSITIVE POWER
                               1,534,636

-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,534,636

-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    |X|

-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      3.6%

-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      IN

-----------------------------------------------------------------------------




CUSIP No. 401617 10 5                 SCHEDULE 13G

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1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
      Joseph H. Sugerman

-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
      Group membership is acknowledged for purposes of              (b) |X|
      making a group filing pursuant to Rule 13d-1(k)(1) only

-----------------------------------------------------------------------------
3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States

-----------------------------------------------------------------------------

    NUMBER OF           5      SOLE VOTING POWER
     SHARES                    1,000
  BENEFICIALLY          -----------------------------------------------------
    OWNED BY
      EACH              6      SHARED VOTING POWER
    REPORTING                  1,212,149
     PERSON             -----------------------------------------------------
      WITH
                        7      SOLE DISPOSITIVE POWER
                               1,000
                        -----------------------------------------------------

                        8      SHARED DISPOSITIVE POWER
                               1,212,149

-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,213,149

-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   |X|

-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      2.8%

-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      IN

-----------------------------------------------------------------------------




CUSIP No. 401617 10 5                 SCHEDULE 13G

-----------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
      Marc E. Petas

-----------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
      Group membership is acknowledged for purposes of              (b) |X|
      making a group filing pursuant to Rule 13d-1(k)(1) only

-----------------------------------------------------------------------------
3     SEC USE ONLY

-----------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      United States

-----------------------------------------------------------------------------
    NUMBER OF           5     SOLE VOTING POWER
     SHARES                   -0-
  BENEFICIALLY          -----------------------------------------------------
    OWNED BY
      EACH              6      SHARED VOTING POWER
    REPORTING                  715,655
     PERSON             -----------------------------------------------------
      WITH
                        7      SOLE DISPOSITIVE POWER
                               -0-
                        -----------------------------------------------------

                        8      SHARED DISPOSITIVE POWER
                               715,655

-----------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      715,655

-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    |X|

-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      1.7%

-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
      IN

-----------------------------------------------------------------------------



                                 SCHEDULE 13G

   This Amendment No. 2 (the "Amendment No. 2") amends and supplements the Statement on Schedule 13G, dated February 14, 1997, as amended by Amendment No. 1, dated February 17, 1998 (the "Schedule 13G"), relating to shares of the common stock, $.01 par value per share (the "Shares"), of Guess ?, Inc., a Delaware corporation (the "Issuer"). Pursuant to Rule 13d-2 of Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the undersigned hereby file this Amendment No. 2 on behalf of Maurice Marciano, Paul Marciano, Armand Marciano, Gary
W. Hampar, Joseph H. Sugerman and Marc E. Petas.

            Unless otherwise indicated, each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Schedule 13G.

Item 4.  Ownership.

            Item 4 is hereby amended and supplemented as follows:

(a) Maurice Marciano beneficially owns 16,730,597 shares of Common Stock as follows: 14,773,793 shares held indirectly as sole trustee of the Maurice Marciano Trust; 30,000 shares held indirectly as sole trustee of the Maurice Marciano 1990 Children's Trust; 1,212,149 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust; and 714,655 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust.

    Paul Marciano beneficially owns 13,177,785 shares of Common Stock as follows: 11,643,149 shares held indirectly as sole trustee of the Paul Marciano Trust; and 1,534,636 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust.

    Armand Marciano beneficially owns 5,918,437 shares of Common Stock held indirectly as sole trustee of the Armand Marciano Trust.

    Gary W. Hampar beneficially owns 1,534,636 shares of Common Stock held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust.

    Joseph H. Sugerman beneficially owns 1,213,149 shares of Common Stock as follows: 1,212,149 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust; and 1,000 shares held indirectly as sole trustee of the Joseph Sugerman Target Benefit Pension Trust No. 1.

    Marc E. Petas beneficially owns 715,655 shares of Common Stock as follows: 714,655 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust; and 1,000 shares held indirectly as co-trustee of the Petas Family Trust.

(b) The 16,730,597 shares beneficially owned by Maurice Marciano represent 39.0% of the outstanding shares of the Common Stock. The 13,177,785 shares beneficially owned by Paul Marciano represent 30.7% of the outstanding shares of the Common Stock. The 5,918,437 shares beneficially owned by Armand Marciano represent 13.8% of the outstanding shares of the Common Stock. The 1,534,636 shares beneficially owned by Gary W. Hampar represent 3.6% of the outstanding shares of the Common Stock. The 1,213,149 shares beneficially owned by Joseph H. Sugerman represent 2.8% of the outstanding shares of the Common Stock. The 715,655 shares beneficially owned by Marc E. Petas represent 1.7% of the outstanding shares of the Common Stock.

    Percentage ownership of the Common Stock is based on the number of outstanding shares of Common Stock as reported in the Issuer's Form 10-Q for the quarter ended September 30, 1998.

(c) Maurice Marciano has (i) sole voting power with respect to 30,000 shares held indirectly as sole trustee of the Maurice Marciano 1990 Children's Trust and 14,773,793 shares held indirectly as sole trustee of the Maurice Marciano Trust, except for the restrictions on voting described in Item 8 of Schedule 13G; (ii) shared voting power with respect to 1,212,149 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust and 714,655 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust; (iii) sole dispositive power with respect to 30,000 shares held indirectly as sole trustee of the Maurice Marciano 1990 Children's Trust and 14,773,793 shares held indirectly as sole trustee of the Maurice Marciano Trust, except for the rights of first refusal described in Item 8 of Schedule 13G; and (iv) shared dispositive power with respect to 1,212,149 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust and 714,655 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust.

    Paul Marciano has (i) sole voting power with respect to 11,643,149 shares held indirectly as sole trustee of the Paul Marciano Trust, except for the restrictions on voting described in Item 8 of Schedule 13G; (ii) shares voting power with respect to 1,534,636 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust; (iii) sole dispositive power with respect to 11,643,149 shares held indirectly as sole trustee of the Paul Marciano Trust, except for the rights of first refusal described in Item 8 of Schedule 13G; and (iv) shared dispositive power with respect to 1,534,636 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust.

    Armand Marciano has (i) sole voting power with respect to 5,918,437 shares held indirectly as sole trustee of the Armand Marciano Trust, except for the restrictions on voting described in Item 8 of Schedule 13G; (ii) no shared voting power with respect to any shares; (iii) sole dispositive power with respect to 5,918,437 shares held indirectly as sole trustee of the Armand Marciano Trust, except for the rights of first refusal described in Item 8 of Schedule 13G; and (iv) no shared dispositive power with respect to any shares.

    Gary W. Hampar has (i) no sole voting power with respect to any shares;
    (ii) shared voting power with respect to 1,534,636 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust; (iii) no sole dispositive power with respect to any shares; and (iv) shared dispositive power with respect to 1,534,636 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust.

    Joseph H. Sugerman has (i) sole voting power with respect to 1,000 shares held indirectly as sole trustee of the Joseph Sugerman Target Benefit Pension Trust No. 1; (ii) shared voting power with respect to 1,212,149 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust; (iii) sole dispositive power with respect to 1,000 shares held indirectly as sole trustee of the Joseph Sugerman Target Benefit Pension Trust No. 1; and (iv) shared dispositive power with respect to 1,212,149 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust.

    Marc E. Petas has (i) no sole voting power with respect to any shares;
    (ii) shared voting power with respect to 714,655 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust and 1,000 shares held indirectly as co-trustee of the Petas Family Trust; (ii) no sole dispositive power with respect to any shares; and (iv) shared dispositive power with respect to 714,655 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust and 1,000 shares held indirectly as co-trustee of the Petas Family Trust.



                               SIGNATURE


            After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 10, 1999                   Maurice Marciano



                                    By: /s/ Glenn A. Weinman
                                        -------------------------------
                                        Glenn A. Weinman,
                                        Attorney-In-Fact*


* Signed pursuant to a power of attorney, dated February 14, 1997, previously included as Exhibit 2 to the Statement on Schedule 13G, dated February 14, 1997.


                               SIGNATURE


      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 10, 1999                         Paul Marciano



                                          By: /s/ Glenn A. Weinman
                                              ----------------------------
                                              Glenn A. Weinman,
                                              Attorney-In-Fact*


* Signed pursuant to a power of attorney, dated February 14, 1997, previously included as Exhibit 2 to the Statement on Schedule 13G, dated February 14, 1997.



                               SIGNATURE


      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 10, 1999                   Armand Marciano



                                    By: /s/ Glenn A. Weinman
                                        ------------------------------
                                        Glenn A. Weinman,
                                        Attorney-In-Fact*


* Signed pursuant to a power of attorney, dated February 14, 1997, previously included as Exhibit 2 to the Statement on Schedule 13G, dated February 14, 1997.



                               SIGNATURE


      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 10, 1999                   Gary W. Hampar



                                    By: /s/ Glenn A. Weinman
                                        -------------------------------
                                        Glenn A. Weinman,
                                        Attorney-In-Fact*


* Signed pursuant to a power of attorney, dated February 14, 1997, previously included as Exhibit 2 to the Statement on Schedule 13G, dated February 14, 1997.



                               SIGNATURE


      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 10, 1999                   Joseph H. Sugerman



                                    By: /s/ Glenn A. Weinman
                                        --------------------------
                                        Glenn A. Weinman,
                                        Attorney-In-Fact*


* Signed pursuant to a power of attorney, dated February 14, 1997, previously included as Exhibit 2 to the Statement on Schedule 13G, dated February 14, 1997.



                               SIGNATURE


      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


February 10, 1999                   Marc E. Petas



                                    By: /s/ Glenn A. Weinman
                                        ---------------------------
                                        Glenn A. Weinman,
                                        Attorney-In-Fact*


* Signed pursuant to a power of attorney, dated February 14, 1997, previously included as Exhibit 2 to the Statement on Schedule 13G, dated February 14, 1997.




                              EXHIBIT INDEX




      Exhibit
      Number                       Title                       Page
      -------                      -----                       ----

         1          Joint Filing Agreement among the            18
                    Reporting Persons pursuant to
                    Rule 13d-1(k)(1).




                                                                  EXHIBIT 1

                           JOINT FILING AGREEMENT

         The undersigned hereby agree that the Statement on Schedule 13G, dated February 14, 1997 (the "Schedule 13G"), with respect to the common stock, par value $.01 per shares, of Guess ?, Inc., is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitutes one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 14th day of February, 1997.



                                /s/ Maurice Marciano
                                --------------------------
                                Maurice Marciano


                                /s/ Paul Marciano
                                --------------------------
                                Paul Marciano


                                /s/ Armand Marciano
                                --------------------------
                                Armand Marciano


                                /s/ Gary W. Hampar
                                --------------------------
                                Gary W. Hampar


                                /s/ Joseph H. Sugerman
                                --------------------------
                                Joseph H. Sugerman


                                /s/ Marc E. Petas
                                ---------------------------
                                Marc E. Petas